EXHIBIT 1

AGREEMENT OF JOINT FILING

The undersigned hereby agree that a single Schedule 13D (or any amendment thereto) relating to the common stock of Corel Corporation shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13D.

Date:  March 31, 2008

Corel Holdings, L.P. By Vector Capital Partners II International, Ltd. Its General Partner	/s/ Alexander R. Slusky Alexander R. Slusky Director

Vector Capital Partners II International, Ltd.	/s/ Alexander R. Slusky Alexander R. Slusky Director

Alexander R. Slusky	/s/ Alexander R. Slusky